Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ClearBridge American Energy MLP Fund Inc.

We consent to use of our report dated May 10, 2013, included herein, with respect to the statement of assets and liabilities (in organization) of ClearBridge American Energy MLP Fund Inc. as of May 7, 2013, and the related statement of operations (in organization) for the period from February 21, 2013 to May 7, 2013, incorporated herein, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

New York, New York

May 23, 2013